RJ FALKNER AND COMPANY

Investment Ideas for the 21st Century℠

CONTRACT

Customer: **Searchlight Minerals Corp.**

Date: January 31, 2008

Term of Contract: One Year

Contract Begins: February 1, 2008

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The undersigned, acting on behalf of **Searchlight Minerals Corp.** ("the Customer"), hereby contracts with RJ Falkner & Company, Inc., for a period of at least one year, for the provision of consulting services to include the following:

- Assistance in the drafting and editing of news releases, operational updates, and other shareholder communiqués in order to optimize their effectiveness in conveying the messages desired by management to the investment community;

- Pro-active communications with investment professionals and investors, on a continuing basis, by R. Jerry Falkner, CFA, and other members of the research staff of RJ Falkner & Company, Inc., in order to broaden the exposure of, and raise the level of interest in, the Customer's stock within the investment community.

- The handling of all logistics involving the release of news to the financial media and to the investment community, including "blast" fax and email exposure of news releases and operational updates to brokers and money managers;

- Response to inquiries from brokers, money managers and individual investors, in order to reduce the amount of time that management must spend in this area. This will allow management to focus upon operations and the pursuit of strategic objectives beneficial to the enhancement of shareholder values;

125 Piper Lane • Spicewood, TX 78669
(830) 693-4400 • • Fax (830) 693-6600
www.rjfalkner.com • • • info@rjfalkner.com

- The arrangement and handling of all logistics regarding management conference calls with the investment community, following the release of quarterly earnings or at other such times deemed appropriate by management;

- The identification of potential institutional shareholders utilizing sophisticated targeting software, and the introduction of such institutional investors to **Searchlight Minerals Corp.** via Research Profile reports and/or direct communication with appropriate analysts and portfolio managers;

- Providing Customer with access to detailed information on institutional holdings of **Searchlight Minerals Corp.** shares via RJ Falkner & Company's software agreement with ***Zack's Research***, an online provider of shareholder targeting services; and

- Upon the Customer's request and authorization, the preparation of "Research Profile" reports and the distribution of such reports to over 10,000 investment professionals, including brokers, money managers, mutual funds, analysts, investment newsletter editors and individual investors, along with the exposure of such reports to "online" investors on the Internet via the RJ Falkner & Company, Inc. website (www.rjfalkner.com).

All services performed by RJ Falkner & Company, Inc. under this agreement will be performed in compliance with all applicable securities and other laws. Notwithstanding the generality of the foregoing, RJ Falkner & Company, Inc. will not:

- make use of spam e-mails or spam faxes or any other improper promotional methods or activities, and shall not engage any subcontractor involved in such activities;

- make or distribute any prospectus, notice, circular, advertisement, letter, or other communication, written or otherwise, which offers any security of Customer for sale or confirms the sale of any security of Customer, or engage in any activity which could be considered to be "gun jumping" under applicable securities laws; or

- distribute any materials or make any representations about Customer, its business or its prospects, other than as set out in the public filings of Customer, without Customer's prior written approval.

A cash retainer fee for these services will be payable at an initial rate of $3,000 per month, in advance. In addition to the monthly retainer, the customer will be invoiced for reimbursement of expenses directly incurred in the provision of these services on a monthly basis. Such expenses will primarily involve publishing, printing and postage costs related to the distribution of "Research Profile" reports and shareholder communiqués; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor

groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers). Documentation of these expenses will be provided on each monthly invoice, and the customer agrees to reimburse RJ Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices. Reimbursable expenses should not exceed $500 per month, except in those months when Research Profile reports are published and distributed by RJ Falkner & Company, Inc.

If RJ Falkner & Company, Inc. is not notified of Customer's intent to terminate the services of RJ Falkner & Company, Inc. by January 1, 2009, consulting services will continue to be provided on a month-to-month basis, and either party may thereafter cancel the services of RJ Falkner & Company, Inc. upon 60 days' written notice. If Customer chooses to terminate the services of RJ Falkner & Company, Inc. prior to January 1, 2009, Customer hereby agrees to pay RJ Falkner & Company, Inc. all advance retainer fees through January 1, 2009, plus any unreimbursed expenses incurred prior to the notice of termination.

Either the original or copies, including facsimile transmissions, of this Contract agreement, may be executed in counterparts, each of which shall be an original as against any other party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

This contract shall be governed in accordance with the laws of the State of Nevada. This contract cannot be assigned without the agreement of both parties.

Signed:

Carl S. Ager
Vice President
Searchlight Minerals Corp.

R. Jerry Falkner, CFA
President
RJ Falkner & Company, Inc.

Note: Please retain one original copy of this contract for your records, and return one original copy to RJ Falkner & Company, Inc.